COHEN & STEERS INFRASTRUCTURE FUND, INC.

ARTICLES OF AMENDMENT


	COHEN & STEERS INFRASTRUCTURE FUND, INC., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (which is hereinafter called the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

	FIRST:  The total number of authorized shares of stock which the Corporation shall have the authority to issue shall be increased from one hundred million
(100,000,000) shares of Common Stock having a par value of $0.001 per share and an aggregate par value of $100,000, to three hundred million (300,000,000)
shares of Common Stock, having a par value of $0.001 per share and an aggregate par value of $300,000, resulting in an increase in aggregate par value of $200,000.  Accordingly the Articles of Incorporation of the
Corporation are hereby amended by deleting the first sentence of Paragraph
(1) of Article FIFTH and inserting in lieu thereof the following:
" (1) The total number of shares of stock of all classes which the Corporation shall have the authority to issue is three hundred million (300,000,000), all of which shall initially be Common Stock, having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of three hundred thousand dollars ($300,000)."

	SECOND:  The foregoing amendment to the Charter of the Corporation was duly approved unanimously by the Board of Directors of the Corporation and by a
majority of the shareholders of the Corporation.


	IN WITNESS WHEREOF, COHEN & STEERS INFRASTRUCTURE FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of April 7, 2010.

WITNESS:						COHEN & STEERS
INFRASTRUCTURE FUND, INC.


By: /s/ Francis C. Poli					By: /s/ Adam M. Derechin
      Francis C. Poli					      Adam M. Derechin
      Secretary						      President


	THE UNDERSIGNED, President of COHEN & STEERS INFRASTRUCTURE FUND, INC., who
executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



							/s/ Adam M. Derechin
							Adam M. Derechin
							President